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                                                                   Exhibit 23(a)

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" included in the Proxy Statement that is made part of the Amendment No. 2 to the Registration Statement (Form S-4 No. 333-37104) and related Prospectus of The J.M. Smucker Company for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated June 8, 2000, with respect to the consolidated financial statements of The J. M. Smucker Company incorporated by reference in its Annual Report (Form 10-K) for the year ended April 30, 2000 and dated July 5, 2000, with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP

Akron, Ohio
July 10, 2000